Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
PRG-Schultz Announces First Quarter 2008 Financial Results
ATLANTA, May 6, 2008 — PRG-Schultz International, Inc. (Nasdaq: PRGX), the world’s largest recovery audit firm, today announced its unaudited financial results for the first quarter ended March 31, 2008.
Highlights of Financial Results
•	Net earnings for the 2008 first quarter were $3.6 million or $0.17 per basic share and $0.16 per diluted share, compared to net earnings of $1.5 million, or $0.16 per basic share and $0.13 per diluted share for the same period in 2007. The first quarter 2008 net income included a charge of $3.0 million related to stock-based compensation. The first quarter 2007 net income included a charge of $2.7 million related to stock-based compensation.

•	Adjusted EBITDA for the 2008 first quarter was $9.6 million compared to $10.9 million of adjusted EBITDA for the same period in 2007. The 2008 first quarter adjusted EBITDA is earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) excluding the $3.0 million charge for stock-based compensation. The comparable adjusted EBITDA amount for the first quarter of 2007 is EBITDA for the period excluding the charge of $2.7 million related to stock-based compensation. (Schedule 3 attached to this press release provides a reconciliation of net earnings to each of EBITDA and adjusted EBITDA).

•	Consolidated revenue for the first quarter of 2008 was $48.3 million, a decrease of 15.4% compared to $57.0 million for the same period in 2007. Cost of Revenue and SG&A expenses combined were $43.1 million for the 2008 first quarter, down $7.8 million, or 15.4%, compared to the same period in 2007.
Liquidity
At March 31, 2008 the Company had cash and cash equivalents of $19.4 million and had no borrowings against its revolving credit facility. Total debt outstanding at quarter-end was $23.6 million and included a $22.8 million outstanding balance on a variable rate term loan due 2011 and a $0.8 million capital lease obligation.
The Company reduced the balance on its term loan by $22.3 million during the quarter. This pay down included $7.3 million of mandatory payments as well as a voluntary payment of $15 million. During the quarter the Company completed a reconfiguration of its credit facility, permitting up to $15 million of the term loan

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balance to be pre-paid without penalty and increasing the borrowing capacity under the revolver portion of the facility by $10 million.
“We have a very strong balance sheet, a continuing record of positive EBITDA and a value proposition focused on increasing the earnings and cash flow of the companies and government agencies that utilize our services” said James B. McCurry, chairman, president and chief executive officer. “As a result, we are well-positioned to assist our clients in meeting the challenges of a weakening world economy.”
First Quarter Earnings Call
As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (EDT) to discuss the Company’s first quarter 2008 financial results. To access the conference call, listeners in the U.S. and Canada should dial 866-770-7129 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial 617-213-8067. To be admitted to the call, listeners should use passcode 74283611. A replay of the call will be available approximately one hour after the conclusion of the live call, extending through June 6, 2008. To directly access the replay, dial 888-286-8010 (U.S. and Canada) or 617-801-6888 (outside the U.S. and Canada). The passcode for the replay is 67767693.
This teleconference will also be audiocast on the Internet at www.prgx.com (click on “(NASDAQ: PRGX)” under “Investor Relations”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately one hour after the conclusion of the live audiocast, extending through June 6, 2008. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.
About PRG-Schultz International, Inc.
Headquartered in Atlanta, PRG-Schultz International, Inc. is the world’s leading recovery audit firm, providing clients throughout the world with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG industry specialists review client purchases and payment information to identify and recover overpayments.
Non-GAAP Financial Measures
EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and

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similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net earnings (loss) to each of EBITDA and adjusted EBITDA.
Forward Looking Statements
In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial condition and position, the strength of the Company’s balance sheet and its continuing record of positive EBITDA. Such forward looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include the Company’s ability to retain personnel, revenues that do not meet expectations or justify costs incurred, the Company’s ability to replace the declining revenues from its core accounts payable services, changes in the market for the Company’s services, client bankruptcies, loss of major clients, the risk that the Company may not participate in the proposed national rollout of the Medicare recovery audit program or that the national rollout will be significantly delayed, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 12, 2008. The Company disclaims any obligation or duty to update or modify these forward-looking statements.
Contact: PRG-Schultz International, Inc.
Peter Limeri
770-779-6464

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SCHEDULE 1
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months
	Ended March 31,
	2008	2007

Revenues	$48,263	$57,030
Cost of revenues	30,252	37,241

Gross margin	18,011	19,789

Selling, general and administrative expenses	12,843	13,682

Operating income	5,168	6,107

Interest expense, net	(991)	(4,141)

Earnings from continuing operations before income taxes and discontinued operations	4,177	1,966

Income tax expense	593	531

Earnings from continuing operations before discontinued operations	3,584	1,435

Discontinued operations:
Earnings from discontinued operations, net of taxes	—	88

Net earnings	$3,584	$1,523

Basic earnings per common share:
Earnings from continuing operations	$0.17	$0.15
Earnings from discontinued operations	—	0.01

Net earnings	$0.17	$0.16

Diluted earnings per common share:
Earnings from continuing operations	$0.16	$0.12
Earnings from discontinued operations	—	0.01

Net earnings	$0.16	$0.13

Weighted average shares outstanding:
Basic	21,524	8,373

Diluted	22,843	12,164

SCHEDULE 2
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,440	$42,364
Restricted cash	83	—
Receivables:
Contract receivables	49,815	36,691
Employee advances and miscellaneous receivables	366	1,118

Total receivables	50,181	37,809

Prepaid expenses and other current assets	2,461	2,740

Total current assets	72,165	82,913

Property and equipment	7,594	8,035
Goodwill	4,600	4,600
Intangible assets	20,621	21,172
Other assets	4,977	5,718

Total assets	$109,957	$122,438

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portions of debt obligations	$5,289	$7,846
Accounts payable and accrued expenses	13,046	16,117
Accrued payroll and related expenses	41,079	31,435
Refund liabilities and deferred revenue	9,126	10,517

Total current liabilities	68,540	65,915

Debt obligations	18,320	38,078
Noncurrent compensation obligations	8,967	8,548
Other long-term liabilities	6,959	7,548

Total liabilities	102,786	120,089

Shareholders’ equity (deficit):
Common stock	221	221
Additional paid-in capital	607,831	605,592
Accumulated deficit	(555,434)	(559,018)
Accumulated other comprehensive income	3,263	4,264
Treasury stock at cost	(48,710)	(48,710)

Total shareholders’ equity (deficit)	7,171	2,349

Total liabilities and shareholders’ equity (deficit)	$109,957	$122,438

SCHEDULE 3
PRG-Schultz International, Inc. and Subsidiaries
Reconciliation of Net Earnings to EBITDA and Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2008	2007
Reconciliation of net earnings to adjusted EBITDA:

Net earnings	$3,584	$1,523

Adjust for:
Earnings from discontinued operations	—	88

Earnings from continuing operations	3,584	1,435

Adjust for:
Income taxes	593	531
Interest	991	4,141
Depreciation and amortization	1,401	2,011

EBITDA	6,569	8,118

Stock-based compensation	3,034	2,734

Adjusted EBITDA	$9,603	$10,852

EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2008	2007
Cash flows from operating activities:

Net earnings	$3,584	$1,523
Earnings from discontinued operations	—	88

Earnings from continuing operations	3,584	1,435
Adjustments to reconcile earnings from continuing operations to net cash used in operations:
Depreciation and amortization	1,401	2,011
Stock-based compensation expense	3,034	2,734
Amortization of debt discounts and deferred costs	194	492
(Increase) decrease in receivables	(11,525)	6,189
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	2,217	(15,315)
Other, primarily changes in assets and liabilities	652	463

Net cash used in operating activities	(443)	(1,991)

Cash flows from investing activities — purchases of property and equipment, net of disposals	(417)	(358)

Net cash used in financing activities	(22,345)	(9,783)

Cash flows from discontinued operations	—	(83)

Effect of exchange rates on cash and cash equivalents	281	188

Net decrease in cash and cash equivalents	(22,924)	(12,027)

Cash and cash equivalents at beginning of period	42,364	30,228

Cash and cash equivalents at end of period	$19,440	$18,201